Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

April 7, 2021

Castor Maritime Inc.
223 Christodoulou Chatzipavlou Street
Hawaii Royal Gardens
3036 Limassol, Cyprus
Re:	Castor Maritime Inc.
Ladies and Gentlemen:
We have acted as counsel to Castor Maritime Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the "Company"), in connection with (i) the Company's registered direct offering (the " Offering") of 192,307,700 common shares, par value $0.001 per share (the "Shares"); (ii) the Company’s registered direct offering of warrants (the “Warrants”) to purchase up to 192,307,700 common shares (the “Warrant Shares” and together with the Warrants and the Shares, the “Securities”), (iii) the Securities Purchase Agreement, dated April 5, 2021 (the "Purchase Agreement"), among the Company and the Purchasers party thereto, (iv) the preparation of the Company's registration statement on Form F-3ASR (File No. 333-254977), as thereafter amended or supplemented (collectively, the "Registration Statement"), (v) a prospectus included therein (the "Base Prospectus") and (v) a prospectus supplement thereto dated April 5, 2021 (the "Prospectus Supplement").  We have reviewed the documents incorporated by reference in the foregoing (the "Incorporated Documents").  The Prospectus Supplement and the Base Prospectus are referred to collectively as the Prospectus.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Purchase Agreement, (ii) the Registration Statement, (iii) the Base Prospectus, (iv) the Prospectus Supplement, and (v) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.
We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Castor Maritime Inc.
April 7, 2021

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any of the Securities, there will not have occurred any change in the law or the facts affecting the validity of the Securities.
With respect to the Shares and Warrant Shares, we have assumed that, as of each and every time any of the Shares or the Warrants Shares are issued in accordance with the Purchase Agreement, the Company will have a sufficient number of authorized and unissued common shares available for issuance under its Articles of Incorporation.
Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

1.	The Securities have been duly authorized by the Company.
2.	The Shares and the Warrant Shares, when issued, sold and paid for as contemplated in the Prospectus and the Purchase Agreement, will be validly issued, fully paid and non-assessable.
3.
When the Warrants are issued, sold and paid for as contemplated in the Prospectus and the Purchase Agreement, they will constitute binding obligations of the Company in accordance with the terms of the warrants agreement.

The foregoing opinions are subject in each case to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting generally the enforceability of creditors' rights from time to time in effect and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, including application of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles.
This opinion is limited to the laws of the State of New York, the federal laws of the United States of America, and the laws of the Republic of the Marshall Islands as in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Company's Report on Form 6-K to be filed with the Commission on the date hereof, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement or Prospectus.

Very truly yours, /s/ Seward & Kissel LLP